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                                                                    EXHIBIT 12.1

                      NEW MANORCARE HEALTH SERVICES, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

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                                                                                    FOR THE THREE
                                                                                     MONTHS ENDED
                                     FOR THE YEAR ENDED MAY 31,                       AUGUST 31,
                          ------------------------------------------------------  -------------------
                                                                       PRO FORMA            PRO FORMA
                           1993     1994     1995     1996     1997      1997       1997      1997
                          -------  -------  -------  -------  -------  ---------  --------  ---------
INCOME FROM CONTINUING
 OPERATIONS BEFORE
 TAXES..................  $10,019  $12,968  $12,879  $ 2,548  $60,105  $130,141   $ (2,214) $ 21,594
PLUS: FIXED CHARGES (NET
 OF CAPITALIZED
 INTEREST)..............    1,917    2,033    4,317   12,542   19,957    27,753      5,329     5,030
                          -------  -------  -------  -------  -------  --------   --------  --------
EARNINGS (AS DEFINED)...  $11,936  $15,001  $17,196  $15,090  $80,062  $157,894    $ 3,115  $ 26,624
                          =======  =======  =======  =======  =======  ========   ========  ========
INTEREST EXPENSE &
 AMORTIZATION OF DEBT
 DISCOUNT...............  $ 1,684  $ 1,698  $ 3,898  $11,387  $17,317  $ 25,113    $ 4,527   $ 4,228
RENT EXPENSE (INTEREST
 PORTION)...............      233      335      419    1,155    2,640     2,640        802       802
                          -------  -------  -------  -------  -------  --------   --------  --------
  TOTAL FIXED CHARGES
   NET OF CAPITALIZED
   INTEREST.............    1,917    2,033    4,317   12,542   19,957    27,753      5,329     5,030
CAPITALIZED INTEREST....        3      149      552      533    1,284     1,284        184       184
                          -------  -------  -------  -------  -------  --------   --------  --------
  TOTAL FIXED CHARGES...  $ 1,920  $ 2,182  $ 4,869  $13,075  $21,241  $ 29,037    $ 5,513   $ 5,214
                          =======  =======  =======  =======  =======  ========   ========  ========
"EARNINGS" DIVIDED BY
 FIXED CHARGES..........     6.22x    6.88x    3.53x    1.15x    3.77x     5.44x      0.57x     5.11x
                          =======  =======  =======  =======  =======  ========   ========  ========
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